Exhibit 5.1

April 25, 2024

Delek Logistics Partners, LP

310 Seven Springs Way

Suite 500

Brentwood, Tennessee 37027

Ladies and Gentlemen:

We have acted as counsel to Delek Logistics Partners, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), registering the issuance and sale, from time to time pursuant to Rule 415 under the Securities Act, of up to $500,000,000 of common units representing limited partner interests in the Partnership (the “Common Units”).

In our capacity as your counsel in the connection referred to above and as a basis for the opinion hereinafter expressed, we have examined (i) the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 13, 2020, as amended (the “Partnership Agreement”), and the Certificate of Limited Partnership of the Partnership, dated as of April 23, 2012, (ii) the Fourth Amended and Restated Limited Liability Company Agreement of Delek Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), dated as of August 13, 2020, and the Certificate of Formation of the General Partner, dated as of April 23, 2012, (iii) statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and the Delaware Limited Liability Company Act (the “Delaware LLC Act”), (iv) originals, or copies certified or otherwise identified, of the partnership and limited liability company records of the Partnership and the General Partner, including minute books of the General Partner as furnished to us by the General Partner, (v) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Partnership and the General Partner and other instruments and documents and (vi) the Registration Statement and the prospectus contained therein (the “Prospectus”).

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Partnership and the General Partner and the due authorization, execution and delivery of all documents by the parties thereto other than the Partnership and the General Partner. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Partnership and the General Partner.

We have also assumed that:

i.

the Registration Statement and any amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws at the time the Common Units are offered or issued as contemplated by the Registration Statement;

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ii.

a prospectus supplement or term sheet (“Prospectus Supplement”) will have been prepared and filed with the Commission describing the Common Units offered thereby and will comply with all applicable laws;

iii.

all Common Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement;

iv.	the Common Units will be issued and sold in the form and containing the terms set forth in the Registration Statement and the applicable Prospectus Supplement;

v.	the Common Units offered do not violate any law applicable to the Partnership, or result in a default under or breach of any agreement or instrument binding upon the Partnership;

vi.

the Partnership will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities necessary to issue and sell the Common Units being offered;

vii.

the Common Units offered will comply with all requirements and restrictions, if any, applicable to the Partnership, whether imposed by any court or governmental or regulatory body having jurisdiction over the Partnership; and

viii.

a definitive purchase, underwriting or similar agreement (each, an “Underwriting Agreement”) with respect to any Common Units offered or issued will have been duly authorized and validly executed and delivered by or on behalf of the Partnership and the other parties thereto.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that, when (i) the Partnership has taken all necessary action to approve the issuance of the Common Units, the terms of the offering and related matters and (ii) the Common Units have been issued and delivered in accordance with the terms of the applicable Underwriting Agreement approved by the Partnership upon payment of the consideration therefor provided for therein, then the Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware LP Act and as described in any Prospectus Supplement and the Prospectus).

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Delaware LP Act and the Delaware LLC Act, including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Common Units.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion should the Delaware LP Act or the Delaware LLC Act be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Bradley Arant Boult Cummings, LLP